Contacts:

Joshua A. Grass	Francesca DeVellis
Manager, Investor Relations	Vice President
BioMarin Pharmaceutical Inc.	Feinstein Kean Healthcare
(415) 884-6777	(617) 761-6703

For Immediate Release:

BioMarin to Enroll Patients in Phase 3 Trial of Aryplase for MPS VI

Novato, CA, July 7, 2003 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced that it is set to enroll patients in its Phase 3 trial of AryplaseTM (arylsulfatase B) in Mucopolysaccharidosis VI (MPS VI).

The Phase 3 trial follows both a Phase 1 dose ranging study, and a Phase 2 study that evaluated a variety of clinical and biochemical safety and efficacy parameters. Additionally, BioMarin conducted an international survey study of 121 MPS VI patients to assess baseline disease characteristics in order to determine the most appropriate clinical design for the Phase 3 study. The major components of the Phase 3 trial are as follows:

o	The trial will be six months in duration, randomized, double-blind, placebo-controlled, conducted internationally at six sites, and will enroll approximately 36 patients.

o	The primary endpoint will be the change in endurance compared to placebo as measured by the distance walked in a 12-minute walk test. In the six-month, 10-patient, open-label, Phase 2 trial, patients demonstrated an average increase of 98% over the baseline distance walked in 12 minutes.

o	Secondary endpoints will include the change in urinary glycosaminoglycan (GAG) excretion, a measure of biochemical activity of the enzyme, and the change in the number of stairs climbed in three minutes. In the Phase 2 trial, GAG levels decreased 71% over six months and patients demonstrated an average increase in the three-minute stair climb of 109% over the number of stairs climbed at baseline.

o	Safety measurements will include monitoring for adverse reactions and immune response to treatment. Aryplase was well-tolerated in the Phase 1 and 2 trials. Adverse events attributed to the enzyme have generally been mild and did not require treatment. Antibody responses to Aryplase have not correlated with the infusion-associated reactions observed.

BioMarin anticipates that it will begin infusing patients (at 1.0 mg/kg) in the Phase 3 trial shortly, and that it will complete the double-blind portion of the study within approximately nine months. Following the six-month, placebo-controlled portion of the trial, patients receiving placebo will receive weekly Aryplase infusions. If the results of the double-blind portion of the trial are positive, BioMarin plans to file applications to market Aryplase in the United States and European Union (EU) in the second half of 2004.

Summary of Clinical Results to Date

Phase 2 Clinical Study – Open Label, 10 Patients, 24 Weeks

Results from this Phase 2 study, announced in March 2003, indicated that Aryplase was well-tolerated and was associated with improvements in several clinical endpoints.

o	The average improvement at 12 minutes in the walk test was 155 meters over baseline distances, which ranged from 33 to 475 meters. On average, subjects demonstrated a 98% improvement in distance walked after 12 minutes.

o	The average improvement at the six-minute time point of the 12-minute walk test was 64 meters over baseline distances, which ranged from 19 to 247 meters. On average, subjects demonstrated a 62% improvement in distance walked at six minutes.

o	The average improvement in the number of stairs climbed in three minutes was 48 stairs over the baseline number, which ranged from 20 to 92 stairs. This increase in the number of stairs climbed represents an average improvement of 109% over baseline.

o	Functional improvements were also observed in joint pain and stiffness, and in shoulder flexion, extension, and rotation in subjects who exhibited less than 90 degrees shoulder flexion at baseline.

o	In addition to the clinical improvements observed, study participants also demonstrated an average decrease in urinary GAG excretion of 71%.

o	Results of the study demonstrated that Aryplase was generally well-tolerated. Out of 240 infusions over the 24-week period, 12 adverse events were reported during or on the day of infusion, which were most commonly headache and febrile reactions. Separately, there were seven serious adverse events, six unrelated to drug, and one possibly related to the drug. Consistent with infusion of protein drugs, subjects developed antibodies to Aryplase during the course of the study, which did not correlate to reduction in urinary GAG excretion. Mildly reduced complement levels were detected in some patients, which did not have a measurable clinical impact.

Phase 1 Dosing Study — Randomized, Double-Blind, Six Patients, 24 Weeks

Results from the Phase 1 study were announced in September 2001. The primary objective of this trial was to evaluate the safety of Aryplase at two dose levels: 0.2 mg/kg and 1.0 mg/kg.

o	Urinary GAG excretion was reduced by a mean of 70% and 55% in the high and low dose groups, respectively. Furthermore, reduced urinary GAG excretion was evident within three weeks of initiating treatment.

o	The enzyme was well-tolerated by all six patients during the 24-week treatment stage. There were no treatment-related serious adverse events and no significant allergic reactions to the enzyme infusions. The most common adverse events were pyrexia, lethargy, papular rash and skin irritation. Antibodies developed in all patients although there was no apparent relationship between adverse reactions and antibody level.

Survey Study — 121 Patients, Seven Centers, 15 Countries

BioMarin evaluated baseline clinical characteristics and GAG level in 121 MPS VI patients. The purpose of the study was to better understand the heterogeneity of disease among MPS VI patients, and to confirm the relevance of the primary and secondary endpoints in the Phase 3 study.

About MPS VI

MPS VI (also known as Maroteaux-Lamy Syndrome) is a debilitating, life-threatening genetic disease for which no drug therapies are currently available. MPS VI is caused by a deficiency of the enzyme arylsulfatase B. The deficiency leads to the accumulation of GAGs in the lysosomes, the digestive organelles of the cell. This accumulation in the lysosomes leads to progressive cellular, tissue and organ system dysfunction. Debilitating symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, impaired vision and hearing, sleep apnea, and reduced endurance. The majority of subjects die from disease-related complications between childhood and early adulthood, depending on the severity of the disease.

BioMarin has received orphan drug and fast track designations for Aryplase from the United States Food and Drug Administration. In addition, the European Commission has designated Aryplase for the treatment of MPS VI as an orphan medicinal product in the EU.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including without limitation, statements about: the expected timing on future clinical trials for Aryplase; the expected major components of the pending clinical trial of Aryplase; and actions by regulatory authorities, including the FDA and the European Commission. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: results and timing of current extension studies and future clinical trials; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning Aryplase; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2002 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10Q and 8K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at http://www.biomarinpharm.com. Information on BioMarin’s Web site is not incorporated by reference into this press release.